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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                     THE BANC CORPORATION COMPLETES SALE OF
                             EMERALD COAST BRANCHES;
                 BEGINS CONSTRUCTION OF NEW FLORIDA HEADQUARTERS


         BIRMINGHAM, ALABAMA, SEPTEMBER 2, 2003: The Banc Corporation (NASDAQ-NMS: TBNC) announced today that its subsidiary The Bank has completed the sale of its Emerald Coast branches to Trustmark National Bank as of the close of business Friday, August 29. Under the terms of the agreement, signed June 18, 2003, Trustmark acquired the seven Emerald Coast branches of The Bank for a $46.8 million deposit premium.

         The Banc Corporation is a $1.2 billion bank holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, an Alabama commercial banking organization headquartered in Birmingham, Alabama. The Bank has a total of twenty-seven locations, twenty locations throughout the state of Alabama, and seven locations along Florida's eastern panhandle. Total assets in Florida are approximately $270 million after the recent branch sale. The Bank has also begun construction on its new Florida Headquarters building in Port St. Joe and anticipate its completion in early 2004.

         Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are

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necessarily estimates reflecting the best judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements." More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).

FOR MORE INFORMATION CONTACT:

Company Contact: Tom Jung, Sr. Vice President & Director Marketing and Investor Relations, Tel.# (205) 327-3547